Exhibit 10.3

____________________________________________________________________________
SEPARATION, CONFIDENTIALITY AND NON-COMPETITION AGREEMENT
____________________________________________________________________________

This Separation, Confidentiality and Non-Competition Agreement (“Agreement”) is made between Maximus, Inc., including all wholly- and partially-owned subsidiaries (“Maximus”) and Thomas D. Romeo (“Employee”).

WHEREAS, Employee has been employed by Maximus since August 8, 2011, at all times on an at-will basis; and

WHEREAS, Employee has announced his intention to retire from employment with Maximus effective March 31, 2022 (“Termination Date”); and

WHEREAS, the execution of this Agreement by Employee is a condition for the continued vesting of Employee’s equity awards pursuant to the Maximus policy pertaining to Treatment of Equity at Retirement for Key Executives (“Retirement Policy”); and

WHEREAS, Employee and Maximus desire to enter into this Agreement regarding the Employee’s termination of employment.

NOW THEREFORE, Employee and Maximus hereby enter into this Agreement and each voluntarily agrees to the following terms and conditions in consideration of the promises contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged:

1.Termination of Employment. (a) Employee’s employment with Maximus will terminate on the Termination Date.

(b)    Employee’s participation, if any, in all Maximus benefit plans, including but not limited to health, life and disability insurance, shall cease as of the Termination Date, except that it is expressly recognized that Employee shall retain all vested rights, if any, under such plans and any amounts payable to Employee under such plans shall be paid pursuant to the respective terms of such plans. There shall be no other benefits paid out unless set forth in this Agreement.

(c) Employee agrees to return all Maximus property including all documents and records belonging to Maximus on or before the Termination Date. Maximus property shall include but not be limited to laptops, keys, telephone cards, credit cards and any and all other property provided by Maximus during the Employee's employment. Employee shall submit final expense reports, if any, by the Termination Date.

2.    Consideration. Contingent on Employee executing this Agreement and complying with the terms hereof, Maximus shall provide Employee with the following consideration:

(a)    Effective August 1, 2021, Employee’s base salary shall be $25,000 per month. From August 1, 2021 until the Termination Date Employee shall act in advisory capacity to the General Manager of the U.S. Federal Segment with emphasis on transition services and assistance with certain re-bid opportunities as requested.

(b)    All restricted stock units (“RSUs”) and performance stock units (“PSUs”) previously awarded to the Employee will continue to vest in accordance with their stated terms notwithstanding the termination of Employee’s employment and in accordance with the Retirement Policy.

(c)    On or about September 3, 2021, Maximus shall pay Employee the gross amount of $861,500 which amount is comprised of $511,500 representing Employee’s bonus for fiscal year 2021 and $350,000 representing a cash payment in lieu of equity awards that would have been made after the conclusion of fiscal year 2021. All payments under this Agreement shall be subject to tax and other withholding consistent with Employee’s existing elections. Except as otherwise provided herein, Employee shall be solely responsible for any and all taxes due from the payments and other benefits provided hereunder.

(d)    On or about the Termination Date, Maximus shall pay Employee $7,407.45 representing the cost of COBRA coverage from the Termination Date until August 31, 2022.

3.    No Further Compensation or Benefits. Employee acknowledges that the payments and arrangements described in paragraph 2 above shall constitute full and complete satisfaction of any and all compensation and benefit amounts properly due and owing to Employee as a result of employee’s employment with Maximus and the termination of that employment, and that the amount described under paragraph 2 above represents consideration greater than that to which Employee would be entitled upon termination of employment in the absence of this Agreement. The parties expressly acknowledge and agree that the payments and arrangements made pursuant to this Agreement shall not be construed or interpreted as an admission of any fault or liability on the part of either party.

4.    General Release and Waivers.

(a)    In consideration of the payments and arrangements set forth above, Employee releases Maximus and its affiliated entities and their officers, directors, partners, owners, employees, agents, representatives, predecessors, successors and assigns (the “Releasees”) from any and all claims, actions, rights, demands, debts or damages of whatever nature, whether known or unknown, currently existing or arising in the future, relating in any way to Employee’s employment with Maximus or the termination thereof, including, without limitation, claims under the Age Discrimination in Employment Act, Title VII of the 1964 Civil Rights Act, and all other federal, state or local laws or any other statute, rule, regulation or executive order pertaining to discrimination or retaliation in employment, claims for breach of contract, wrongful discharge, personal injuries or torts, and all claims whether known or unknown, from the beginning of time to the date hereof excepting only those matters set forth in this Agreement.

(b)    This Agreement shall serve as a bar to any claim, action, suit, grievance or proceedings relating to the matters generally and specifically released above, except charges filed with the Equal Employment Opportunity Commission (“EEOC”). With regard to any charges, claims or suits filed by Employee or on behalf of Employee with any court or agency, Employee shall take whatever actions are necessary to effect the dismissal with prejudice of any and all Claims employee has against Maximus, including but not limited to the execution of additional documents to cause the expeditious dismissal of such charge or suit with prejudice. If any charges are filed or have been filed with the EEOC, Employee shall take whatever actions are necessary to effect the dismissal with prejudice of any and all EEOC charges employee has against Maximus, including but not limited to the execution of additional documents to cause the expeditious dismissal of such charge with prejudice; and, should the EEOC pursue a claim on

Employee's behalf, Employee hereby waives and releases any right or claim to recovery thereunder.

(c)    Employee represents and warrants that he is not aware of any circumstances which might entitle, or might have entitled, Employee to a leave of absence under the Family and Medical Leave Act or any fact which might justify a claim against Maximus for violation of the Family Medical Leave Act, state or local leave law. Employee further represents and warrants that he has received all wages and bonuses for work performed, all pay for paid time off under Company policies, and all compensation and leave pursuant to federal, state and local leave laws to which Employee may have been entitled, and that he is not currently aware of any facts or circumstances constituting a violation by Maximus of the FMLA, FLSA, state or local law. Employee specifically warrants that he had the opportunity to discuss this issue and all underlying facts with his attorney and makes these representations in consultation with his attorney or with opportunity to consult an attorney.

5.    Older Worker Benefit Protection Act. In compliance with the Older Worker Benefit Protection Act (“OWBPA”) and in providing a release of all claims under the Age Discrimination in Employment Act (“ADEA”), Employee agrees and acknowledges as follows:

(a)    Employee has read the terms of this Agreement, understands its contents, and agrees to the terms and conditions set forth therein of Employee's own free will.

(b)    Employee has been advised orally and, by this document, in writing of Employee's right to consult with legal counsel prior to executing this Agreement.

(c)    Employee does not rely on any statement or representation of Maximus in entering into this Agreement.

(d)    Notwithstanding any provision to the contrary herein, Employee does not release rights or claims under the ADEA that arise after the date this Agreement is executed.

(e)    Employee understands that this Agreement includes a general release and that Employee can make no claims against any of the Releasees except as provided herein.

(f)    Employee shall have 21 days from July 19, 2021 within which to consider the terms and execute this Agreement. (Employee may consider, execute and provide this Agreement to Maximus sooner if Employee chooses, but may take all 21 days if Employee desires.)

(g)    Employee acknowledges and understands that Employee may rescind this Agreement within seven (7) calendar days of the date on which Employee executes this document (“Revocation Period”). Should Employee wish to exercise the right to rescind this Agreement, the rescission must be in writing and must be delivered by hand or mail to the Maximus General Counsel within the Revocation Period. If Employee wishes to deliver the rescission by mail, the rescission must be postmarked within the Revocation Period; must be sent by certified mail, return receipt requested; and must be properly addressed as follows:

David R. Francis
General Counsel
Maximus, Inc.
1891 Metro Center Drive
Reston, Virginia 20190

If Employee wishes to deliver the rescission by hand, the rescission shall be delivered to the person and address stated above.

6.    Restrictions on Disclosure and Use of Confidential Information.

(a)    “Confidential Information” means information, to the extent it is not a Trade Secret, that is nevertheless highly sensitive and proprietary to Maximus which is possessed by or developed for Maximus and which relates to Maximus’ existing or potential business or business methods, which information is generally not known to the public and which information Maximus seeks to protect from disclosure to its existing or potential competitors or others, including, without limitation, sensitive business information, business plans, market strategies, existing or proposed bids, pricing information, data compilations, financial or business projections, marketing plans, training information and materials, sensitive information provided by clients about their businesses, client work files, client and prospective client lists containing information about clients, client contracts and contract information, information regarding key employees, and company databases. Confidential Information also includes information received by Maximus from others which Maximus has an obligation to treat as confidential, including all non-public information obtained in connection with client engagements.

(b)    Employee agrees that all Confidential Information, whether original, duplicated, computerized, memorized, handwritten, or in any other form, and all information contained in any Maximus records, are the sole and exclusive property of Maximus. Employee shall do whatever is reasonably necessary to prevent unauthorized disclosure or use of Maximus’ Confidential Information in his possession or under his control. Except as required in the conduct of Maximus’ business or as expressly authorized in writing on behalf of Maximus, Employee shall not use or disclose, directly or indirectly, any Confidential Information. Following the termination of Employee's services, Employee shall not use or disclose, directly or indirectly, any Confidential Information. This prohibition does not apply to Confidential Information after it has become generally known in the industry in which Maximus conducts its business, unless it became generally known through unauthorized use or disclosure by Employee or those acting in concert with Employee. This prohibition also does not prohibit Employee's use of general skills and know-how acquired during and prior to employment by Maximus, as long as such use does not involve the use or disclosure of Confidential Information.

7.    Protection of Trade Secrets. “Trade Secret” means information developed or obtained by Maximus that is protected as such under applicable law. Employee agrees that all Trade Secrets, whether original, duplicated, computerized, memorized, handwritten, or in any other form, and all information contained in any Maximus records, are the sole and exclusive property of Maximus. Employee shall do whatever is reasonably necessary to prevent unauthorized misappropriation or disclosure and threatened misappropriation or disclosure of Maximus’ Trade Secrets in his possession or under his control. Following the termination of Employee's services, Employee shall not use or disclose Maximus’ Trade Secrets.

8.    Protection and Return of Materials. Employee will not physically remove or electronically export from any Maximus location or media any copies, electronic images or originals of Confidential Information or Trade Secrets or corporate policy books, client reports, client data, contracts, sales invoices, purchase orders, leases, pricing information, bid forms, government filings, plans, processes, technical information, training materials, valuation models, work papers, hardware, databases or disks, or other documents, electronic data or materials pertaining to Maximus’ business or clients, unless required in the course of conducting the business of Maximus or unless expressly authorized in writing by Maximus. Upon termination of Employee’s services, Employee will return all Maximus papers, documents, things, hardware and software, including information stored for use in or with computers and software applicable to Maximus’ business (and all copies thereof).

9.    Restrictions on Competition and Solicitation of Customers and Employees.

(a)    “Restriction Period” shall mean the time period from the date hereof until twenty-four (24) months following the last vesting date of the RSUs and PSUs referenced in Section 2 above. “Territory” means the United States and those countries in which MAXIMUS has conducted business during Employee’s most recent twelve (12) months of service. “Customers” means those parties (i) with which Maximus had a contract, (ii) to which Maximus provided services or (iii) to which Maximus submitted a proposal, in each case during Employee’s most recent twelve (12) months of service.

(b)    Until the expiration of the Restriction Period, the Employee shall not, without the prior written approval of Maximus, directly or indirectly (i) own, manage, control, participate in, consult with, accept employment with, render services for, or in any manner engage in any business in the Territory (except for ownership of 1% or less of a class of securities of a publicly held company) that competes or has competed with Maximus at any time during the preceding twelve (12) months; (ii) solicit to provide, or provide, services to a Customer that are the same as or similar to services that Maximus proposed or provided to such Customer during the preceding twelve (12) months; (iii) induce or attempt to induce any Customer of Maximus to cease doing business with or reduce its business relationship with Maximus; or (iv) in any way intentionally interfere with the relationship between any such Customer, or any supplier, licensee or business relation of Maximus, and Maximus. Employee acknowledges that the nature, duration and geographic scope of these restrictions on competition are fair and reasonable, based on the scope of Maximus’ business operations and the nature of Employee’s position with Maximus.

(c)    Until the expiration of the Restriction Period, Employee will not directly or indirectly solicit, recruit, hire or employ or assist another person or entity to solicit, recruit, hire or employ (i) any current employee of Maximus or (ii) any individual who has been employed by MAXIMUS within the previous six (6) months.

10.    Mutual Non-Disparagement. Employee shall not make any public statement that disparages or is injurious to the reputation, business or goodwill of Maximus or any of its affiliates, directors, officers, shareholders, the principals of any of its shareholders, or the respective predecessors of the foregoing, or otherwise intentionally interfere with the business of Maximus or its affiliates, its shareholders, the principals of any of its shareholders, or the respective predecessors of the foregoing, for the purpose of causing injuring to any of them. Maximus agrees to use reasonable efforts to cause its executives, officers and directors not to intentionally make, or intentionally cause any other person to make, any statement that disparages or is injurious to the reputation of the Employee.

11.    Disclosure to Future Employer. Until the expiration of the Restriction Period, Employee shall disclose the existence and contents of this Agreement to any potential employer prior to accepting employment with that employer. Maximus shall also have the right to make any future or potential employers of Employee aware of this Agreement.

12.    Remedies and Equitable Relief.

(a)    Employee’s material breach of a material term of this Agreement which remains uncured, if capable of cure, following notice describing the alleged breach in reasonable detail and a reasonable opportunity to cure, as finally determined by a court, shall result in (i) the forfeiture of any unvested RSU and PSU awards as of the date of such breach and (ii) the rescission of any RSU and PSU award that vested within the one (1) year period before such breach. Within ten (10) days after such court decision, Employee shall pay to Maximus the amount of any gain realized or value received by Employee as a result of the rescinded RSUs and PSUs. Notwithstanding the foregoing, Employee shall remain bound by the terms of the Agreement including but not limited to the release contained in Section 4, above.

(b)    Employee acknowledges that any breach of this Agreement may cause substantial and irreparable harm to Maximus for which money damages may be an inadequate remedy. Accordingly, in the event that Employee breaches, or Maximus reasonably believes that Employee is about to breach, any of the covenants of this Agreement, Employee agrees that Maximus shall be entitled to obtain injunctive and other forms of equitable relief to prevent such breach without posting any bond or security.

(c)    Nothing herein shall limit or prevent Maximus from seeking monetary or other damages for a breach hereof by Employee.

13.    Cooperation. Employee agrees to reasonably cooperate with Maximus in any subsequent litigation or business matters. Employee agrees that if Employee is subpoenaed relating to any matters involving Maximus that Employee will notify Maximus’ General Counsel, or his designee within forty-eight (48) hours.

14.    Miscellaneous.

(a)    This Agreement sets forth the parties’ entire agreement and supersedes any and all prior agreements or understandings between them pertaining to the subject matter of this Agreement.

(b)    Should any provision of this Agreement be determined by any court to be illegal or invalid, the validity of the remaining terms shall not be affected thereby, and the illegal or invalid term shall be deemed not to be part of this Agreement.

(c)    This Agreement shall be construed in accordance with Virginia law. In the event suit is brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover as an element of the costs of suit, and not as damages, reasonable attorneys' fees to be fixed by the Court.

(d)    This Agreement shall inure to the benefit of and be binding on the successors, heirs and assigns of the parties hereto.

(e)    This Agreement may only be amended by a written document signed by both of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

EMPLOYEE		MAXIMUS, INC.

/s/ Thomas D. Romeo	By:	/s/ David R. Francis
Thomas D. Romeo		David R. Francis
General Manager		General Counsel and Secretary

Date: July 19, 2021		Date: July 19, 2021